EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 18, 2019, is entered into by and among 1847 GOEDEKER INC., a Delaware corporation (“Buyer”), GOEDEKER TELEVISION CO., INC., a Missouri corporation (“Seller”), and STEVE GOEDEKER and MIKE GOEDEKER (the “Stockholders”, and each individually, a “Stockholder”).

RECITALS

A. The Seller is engaged in the business of owning and operating a retail appliance and furniture business (the “Business”); and

B. Subject to and upon the terms and conditions set forth herein, Seller wishes to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase, acquire and accept from Seller, free and clear of all liens and liabilities of any kind (other than Assumed Liabilities), all of Seller’s right, title, and interest in and to substantially all of the assets and properties owned by Seller and used in connection with the Business.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

SALE OF ASSETS AND ASSUMPTION OF LIABLILITIES

1.1 Sale of Assets.

(a) Purchased Assets.

(i) At the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall accept and purchase all of Seller’s right, title and interest in and to all of the Seller’s assets, properties, rights, interests, claims and goodwill of Seller, tangible and intangible, of every kind and description, as the same shall exist as of the Closing Date, including, without limitation, the assets, properties and rights of the Seller reflected in the Schedule of Purchased Assets attached hereto and labeled Schedule 1.1(a) , together with all assets, properties and rights acquired by Seller of a similar nature since the date of such Schedule, less such assets, properties and rights as may have been disposed of since said date in the ordinary course of business; but specifically excluding the Excluded Assets (the “Purchased Assets”).

(ii) The Purchased Assets include, without limitation, all right, title, and interest in and to all of the assets of the Seller, including all of its (a) tangible personal property (such as machinery, equipment, inventories and supplies, furniture, tools, and other mobile equipment), (b) intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) leases, subleases, and rights thereunder with respect to both real and personal property, (d) inventory, (e) accounts, notes and other receivables, (f) purchase orders, agreements, contracts, instruments, other similar arrangements, and rights thereunder, (g) securities (other than the Buyer Note), (h) claims, deposits, rebates, discounts earned, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies to the extent such items can be transferred, assigned, conveyed and/or delivered, (j) books, records, ledgers, files, documents, correspondence, lists, catalogs, advertising and promotional materials, studies, reports, customer lists, and other printed or written material, provided, however, that the Purchased Assets shall not include the Excluded Assets.

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(b) Excluded Assets. The foregoing notwithstanding, Buyer shall not purchase, and Seller shall not be deemed to sell, (a) any cash held by the Seller in excess of $1,990,000; (b) the following two automobiles: a 2010 Lexus RX 350 and a 2015 GMC Yukon XL; (b) the consideration paid and to be paid to Seller pursuant to this Agreement; (c) all rights of Seller under this Agreement and this Agreement and the other agreements, instruments and documents deliverable pursuant hereto (the “Transaction Documents”); and (d) those other assets which are listed in the Schedule of Excluded Assets attached hereto and labeled Schedule 1.1(b) .

1.2 Assumption of Liabilities.

(a) Assumed Liabilities. As of the Closing Date (as defined below), Buyer shall undertake, assume, and agree to perform, and otherwise pay, satisfy and discharge as of the Closing (a) all accrued expenses and accounts payable, in each case, as set forth on Schedule \* MERGEFORMAT 1.2 \* MERGEFORMAT (a) , and (b) those obligations, duties and liabilities of Seller with respect to the Assumed Contracts (as defined below), in each case only to the extent arising from and after the Closing Date and not arising from or relating to any breach by such Assumed Contracts by Seller prior to the Closing Date (the “Assumed Liabilities”). “Assumed Contracts” means all of the Contracts (including, without limitation, non-competition agreements by and between any Seller and any employee, consultant or other person and any other engagement letters, contract extensions, rebids, existing proposals, bids, opportunities pursued, purchase orders and any sales contracts in the pipeline) used in conducting or relating to the Business.

(b) Excluded Liabilities. Other than the Assumed Liabilities, all liabilities, liens and other obligations of Seller or any affiliates of Seller relating to the Business or the Purchased Assets arising prior to the Closing Date (collectively, the “Excluded Liabilities”), shall remain the sole responsibility of and shall be retained, fully paid, fully performed and fully discharged solely by the Seller. Excluded Liabilities shall include, without limitation: any debts, liabilities or obligations not specifically listed in Schedule 1.2(a) hereof, including (i) any liability of the Seller for income, transfer, sales, use, and all other taxes arising in connection with the consummation of the transactions contemplated hereby (including any income taxes arising because the Seller is transferring the Purchased Assets), whether imposed on Seller as a matter of law, under this Agreement or otherwise, (ii) any liability of the Seller for taxes, including taxes of any person other than the Seller, (iii) any liability of Seller with respect to any indebtedness for borrowed money, (iv) any liability of Seller arising out of any threatened or pending litigation or other claim, (v) any liability, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, incentive compensation, sick leave, severance or termination pay, vacation and other forms of compensation or any other form of employee benefit plan (including the health benefits payable reflected on the Seller’s balance sheet), agreement (including employment agreements), arrangement or commitment payable to or for the benefit of any current or former officers, directors and other employees and independent contractors of Seller, (vi) any liabilities of any Seller to the Stockholders or any affiliates or current or former stockholders, members or other equity owners of any Seller, (vii) any liability for costs and expenses of the Seller in connection with this Agreement or any transactions contemplated hereby, (viii) any negative cash or book balances or any intercompany debt by and between, or by and among, Seller and any affiliate of Seller and (ix) any environmental liability. All Excluded Liabilities shall be the responsibility of Seller, and Seller and the Stockholder agree to indemnify and hold the Buyer harmless against any Excluded Liabilities, debts, obligations, claims or damages therefrom, costs and expenses.

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1.3 Closing. The consummation of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place through the exchange of signature pages through electronic mail or otherwise on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date and time as the Parties may mutually determine. The date and time of the Closing are referred to as the “Closing Date”.

1.4 Purchase Price.

(a) In consideration for the sale, assignment and delivery of the Purchased Assets, Buyer shall (i) pay an aggregate purchase price equal to Six Million, Two Hundred Thousand Dollars ($6,200,000) (the “Purchase Price”), as the same may be adjusted pursuant to this Agreement, payable in accordance with this Section 1.4 (b) on the Closing Date, (ii) assume the Assumed Liabilities and (iii) issue to Steve Goedeker and Michael Goedeker shares of the Common Stock of the Buyer equal to 11.25% each of all of the issued and outstanding Common Stock of the Buyer as of the Closing Date (the “Buyer Shares”).

(b) The Purchase Price for the Purchased Assets shall by payable as follows:

(i) $1,500,000 in cash (the “Cash Portion”);

(ii) Promissory Note, in the principal amount of $4,100,000, in substantially the form attached hereto as Exhibit A (the “Buyer Note”); and

(iii) Up to $600,000 in Earn Out Payments in accordance with Section 1.6.

1.5 Purchase Price Adjustments.

(a) Adjustment for Outstanding Indebtedness. The Cash Portion shall be decreased by the amount of any outstanding indebtedness of the Seller or the Business for borrowed money existing as of the Closing Date (other than any indebtedness constituting an Assumed Liability) and the deducted amount shall be utilized to pay off such outstanding indebtedness.

(b) Working Capital Adjustment.

(i) The Purchase Price shall be adjusted to reflect a normal level of cash and Working Capital (as defined below) as outlined in this Section 1.5(b). “Working Capital” is defined as the sum of (x) rebates receivable, plus inventory, plus prepaid expenses less the sum of (y) accounts payable plus payroll related liabilities plus customer deposits plus accrued expenses plus any other current liabilities. The target working capital (“Target Working Capital”) shall equal -$1,802,000 (negative amount). The “Net Working Capital Adjustment” is the difference between the Closing Date Working Capital (as defined below) less the Target Working Capital.

(ii) Not later than five (5) business days, prior to the Closing Date, the Seller shall prepare and deliver to Buyer a good faith calculation and estimate (the “Preliminary Closing Statement”) of (i) the Net Working Capital Adjustment, (ii) the cash of the Business at Closing (“Closing Cash”), (iii) and the amount of Closing Cash that is in excess of $1,990,000 (the “Excess Closing Cash”) and (iv) the Seller’s calculation of the Purchase Price. The Preliminary Closing Statement, and each element of the Preliminary Closing Statement, shall be prepared in accordance with the Company’s standard accounting practices and be accompanied by reasonable supporting detail. The Purchase Price and the Excess Closing Cash set forth on the Preliminary Closing Statement finally delivered pursuant to this Section 1.5(b) are referred to herein as the “Estimated Purchase Price” and the “Estimated Excess Closing Cash,” respectively.

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(iii) To the extent that the Net Working Capital Adjustment set forth on the Preliminary Closing Statement finally delivered pursuant to this Section 1.5(b) is a positive number, the Cash Purchase Price shall be increased on a dollar for dollar basis. To the extent that the Net Working Capital Adjustment set forth on the Preliminary Closing Statement finally delivered pursuant to this Section 1.5(b) is a negative number, the Cash Purchase Price shall be decreased on a dollar for dollar basis (such Cash Purchase Price as adjusted and set forth on the Preliminary Closing Statement finally delivered pursuant to this Section 1.5(b) is referred to herein as the “Estimated Cash Purchase Price.”)

(iv) At the Closing, (A) Excess Closing Cash shall be retained by the Seller and (B) Buyer shall (1) pay, or shall cause to be paid, the Estimated Cash Purchase Price to Seller in cash by wire transfer of immediately available funds to one or more accounts as designated by Seller by written notice to Buyer not less than two (2) Business Days prior to the Closing Date; and (2) deliver the Buyer Note to Seller.

(c) Determination of Final Purchase Price.

(i) Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a proposed good faith calculation (the “Closing Statement”) of: (A) the Net Working Capital Adjustment (the “Closing Date Net Working Capital Adjustment”), (B) the Closing Cash (the “Closing Date Cash”), (C) Excess Closing Cash (the “Excess Closing Cash Calculation”), and (D) Buyer’s calculation of the Purchase Price (the “Purchase Price Calculation”). The Closing Statement, and each element thereof, shall be calculated in accordance with the Company’s standard accounting practices and be accompanied by reasonable supporting detail.

(ii) During the thirty (30) days immediately following Seller’s receipt of the Closing Statement (the “Review Period”), Seller shall have reasonable access, during normal business hours upon reasonable notice, and in a manner so as to not interfere with the normal business operations of Seller or Buyer or any of their Affiliates, to the working papers used in connection with Buyer’s preparation of the Closing Statement. Seller may, on or prior to the last day of the Review Period, give written notice of any disagreement with Buyer’s proposed Purchase Price Calculation or the Excess Closing Cash Calculation (a “Notice of Disagreement”) to Buyer. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of each disagreement so asserted as well as the reasonable basis thereof along with relevant supporting documentation and calculations (the “Disputed Items”). Unless Seller provides a Notice of Disagreement on or prior to the last day of the Review Period, (A) the Closing Date Net Working Capital Adjustment shall be deemed to set forth the final Net Working Capital Adjustment, (B) the Closing Date Cash shall be deemed to set forth the final Closing Cash, (C) the Excess Closing Cash Calculation shall be deemed to set for the final Excess Closing Cash and (D) the Purchase Price Calculation shall be deemed to set forth the final Purchase Price. If a timely Notice of Disagreement is received by Buyer, then the Closing Statement (as revised as contemplated in clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date Buyer and Seller resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Independent Auditor (as defined below); provided, that, for purposes of clarity, any items that are not so disputed on the Notice of Disagreement shall become final and binding upon the parties on the last day of the Review Period. During the thirty (30) days immediately following the delivery of a Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any Disputed Item. If, at the end of such thirty (30) day period, any Disputed Item specified in the Notice of Disagreement has not been resolved by Seller and Buyer, Seller and Buyer shall submit such Disputed Items to a mutually agreeable independent accounting firm (the “Independent Auditor”) for review and resolution of any such Disputed Items which remain in dispute (including such party’s proposed resolution thereof) and which were properly included in the Notice of Disagreement. The terms of appointment and engagement of the Independent Auditor shall be as agreed upon between Seller and Buyer (it being understood that the Independent Auditor shall consider only those Disputed Items as to which there is disagreement as set forth in the Notice of Disagreement and that the Independent Auditor shall be functioning as an expert and not as an arbitrator). The Independent Auditor shall be required to render a determination of the applicable dispute within thirty (30) days after referral of the Disputed Items to the Independent Auditor, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. In making its determination regarding such applicable dispute, the Independent Auditor shall select, with respect to each item in dispute, an amount between Buyer’s position as set forth in the Closing Statement and Seller’s position as set forth in the Notice of Disagreement or equal to either such amount. In connection with the resolution of any dispute, the parties shall provide the Independent Auditor with access to all documents and work papers necessary to make its determination.

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(iii) The fees and disbursements of the Independent Auditor shall be borne by (A) Buyer in the proportion that the aggregate dollar value of the Disputed Items submitted to the Independent Auditor that are unsuccessfully disputed by Buyer bears to the aggregate value of all such items so disputed and (B) by Seller in the proportion that the aggregate dollar value of the Disputed Items submitted to the Independent Auditor that are unsuccessfully disputed by Seller bears to the aggregate value of all such items so submitted. The determination as to each Disputed Item as determined by agreement of Buyer and Seller or by the Independent Auditor shall be final and binding on the parties hereto. The Purchase Price and Excess Closing Cash as finally determined pursuant to clauses (i) and (ii) this Section 1.5(c) shall be referred to herein as the “Final Purchase Price” and the “Final Excess Closing Cash,” respectively.

(d) Adjustments to Estimated Purchase Price and Estimated Excess Closing Cash.

(i) To the extent that (A) the Final Purchase Price (as defined below) is greater than the Estimated Purchase Price (the amount of such excess, the “Purchase Price Overage”), and/or (B) the Final Excess Closing Cash is greater than the Estimated Excess Closing Cash (the amount of such excess, the “Excess Closing Cash Overage”), Buyer shall pay Seller an amount equal to the Purchase Price Overage and/or the Excess Closing Cash Overage, as applicable, within five (5) Business Days of the final determination of such amounts.

(ii) To the extent that (A) the Final Purchase Price is less than the Estimated Purchase Price (such amount, the “Purchase Price Shortfall”), and/or (B) the Final Excess Closing Cash is less than Estimated Excess Closing Cash (such amount, the “Excess Closing Cash Shortfall”), Seller shall pay, within five (5) Business Days, to Buyer, in cash by wire transfer of immediately available funds to one or more accounts designated in writing by Buyer, an amount equal to the Purchase Price Shortfall and/or the Excess Closing Cash Overage, as applicable.

1.6 Earn Out.

(a) Seller shall be entitled to receive the following payments (each, an “Earn Out Payment”) to the extent the Business achieves the applicable EBITDA (as defined below) targets:

(i) An Earn Out Payment of Two Hundred Thousand Dollars ($200,000), if the EBITDA of the Business for the trailing twelve (12) month period from the Closing Date (the “Initial Earn Out Period”) is $2,500,000 or greater;

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(ii) An Earn Out Payment of Two Hundred Thousand Dollars ($200,000), if the EBITDA of the Business for the trailing twelve (12) month period from the first anniversary of Closing Date (the “Second Earn Out Period”) is $2,500,000 or greater; and

(iii) An Earn Out Payment of Two Hundred Thousand Dollars ($200,000), if the EBITDA of the Business for the trailing twelve (12) month period from the second anniversary of the Closing Date (the “Final Earn Out Period” and together with the Initial Earn Out Period and the Second Earn Out Period, the “Earn Out Periods” and each, an “Earn Out Period”) is $2,500,000 or greater.

(b) Within ninety (90) days following the end of each Earn Out Period, Buyer shall prepare and deliver to Seller a statement of the EBITDA of the Business for such Earn Out Period (the “Earn Out Statement”). Seller shall have thirty (30) days after receipt of the Earn Out Statement (the “Earn Out Review Period”) to review the calculation of EBITDA for such Earn Out Period. During the Review Period, Seller shall have the right to inspect Buyer’s books and records during normal business hours at Buyer's offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of EBITDA and the resulting Earn Out Payment. Prior to the expiration of the Review Period, Seller may object to the EBITDA calculation set forth on the Earn Out Statement by delivering a written notice of objection (an “Objection Notice”) to Buyer, which shall specify the disputed items and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Objection Notice to Buyer prior to the expiration of the Review Period, then the EBITDA calculation set forth in the Earn Out Statement shall be final and binding on the parties hereto. If Seller timely delivers an Objection Notice, the parties shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the EBITDA and the Earn Out Payment for the applicable Earn Out Period. If the parties are unable to reach agreement within thirty (30) days, then the Parties shall forthwith refer the dispute to a nationally recognized accounting firm mutually agreeable to the Seller and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within 20 days after such disputed items are referred to it. If the Buyer and the Seller are unable to agree on the choice of an accounting firm, they shall select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms). Each of the Seller, on the one hand, and the Buyer, on the other hand, shall bear one-half of the costs of such accounting firm. The decision of the accounting firm shall be deemed final and conclusive and shall be binding upon the Seller and the Buyer.

(c) To the extent the EBITDA of the Business, as finally determined pursuant to Section 1.6(b) for any applicable Earn Out Period is less than $2,500,000 but greater than $1,500,000, Buyer shall pay a partial Earn Out Payment to Seller in an amount equal to the product determined by multiplying (i) the EBITDA Achievement Percentage by (ii) the applicable Earn Out Payment for such Earn Out Period, where the “Achievement Percentage” is the percentage determined by dividing (A) the amount of (i) the EBITDA of the Business for the applicable Earn Out Period less (ii) $1,500,000, by (B) $1,000,000. For avoidance of doubt, no partial Earn Out Payments shall be earned or paid to the extent the EBITDA of the Business for any applicable Earn Out Period is equal or less than $1,500,000. For illustration purposes only, if the EBITDA for the Initial Earn Out Period is $2,000,000, then the Earn Out Payment for the Initial Earn Out Period accrued to Seller under this Agreement shall be equal to $100,000 (i.e. 50% of $200,000), exclusive of interest.

(d) To the extent Seller is entitled to all or a portion of an Earn Out Payment in accordance with this Section 1.6, the applicable Earn Out Payment(s) (or portion thereof) shall be paid on the date that is three (3) years from the Closing Date (the “Earn Out Payment Date”), and shall accrue interest from the date on which it is determined Seller is entitled to such Earn Out Payment (or portion thereof) at a rate equal to five percent (5%) per annum, computed on the basis of a 360 day year for the actual number of days elapsed. Any accrued interest on any Earn Out Payments(s) shall be accrued and paid on the Earn Out Payment Date. Notwithstanding anything to the contrary herein, Buyer shall only make payments to Seller under this Section 1.6(b) in accordance with and as permitted by the terms of the Subordination Agreement.

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(e) For purposes of this Agreement, “EBITDA” shall mean the earnings before interest, income taxes, depreciation and amortization of the Business, for the applicable fiscal period ended, determined in accordance with GAAP. For purposes of calculating the Earn-Out Payment, the Management Fee described in Section 4.8 shall be added back to increase earnings and not be treated as an expense of the Buyer.

(f) During the Earn Out Period, the Buyer shall (i) operate the Business in the ordinary course of business substantially consistent with past practices, (ii) operate the Business as a distinct business entity or division so that its results can be verified for purposes of calculating the Earn Out Payment, and (iii) adequately fund the Business during the Earn Out Period. Furthermore, Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding the Earn Out Payment hereunder. The Seller shall promptly notify the Buyer in writing if the Seller believes that the Buyer is in breach of this Section 1.6(f) and shall include in such notice the specific Buyer actions that Seller believes result in the alleged breach. Upon receipt of such notice, the Seller and the Buyer shall diligently work in good faith to resolve the breach which resolution may include an amendment to this Section 1.6.

1.7 Treatment of Payments Under Section 1.5 and Section 1.6. For the avoidance of doubt, all payments and adjustments made under Section 1.5 and Section 1.6 shall constitute an adjustment to Purchase Price.

1.8 Allocation of Purchase Price. The Purchase Price for the Purchased Assets shall be allocated as determined by the mutual agreement of the Buyer and the Seller. The Parties shall provide such information as any of them shall reasonably request. The Parties shall (i) prepare each report relating to the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent herewith and (ii) not take any position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with the position of the other parties unless permitted to do so by law.

1.9 Further Cooperation. From time to time after the Closing, Seller and Stockholders at Buyer's reasonable request and without further consideration, agree to execute and deliver or to cause to be executed and delivered such other instruments of transfer as Buyer may reasonably request that are necessary to transfer to Buyer more effectively the right, title and interest in or to the Purchased Assets and to take or cause to be taken such further or other action as may reasonably be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement. Neither the Seller nor the Stockholders shall incur any expense in connection with their respective further cooperation pursuant to this Section 1.9.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Seller and Stockholders. The Seller and the Stockholders jointly and severally represent and warrant to, and agree with, the Buyer as of the date hereof as follows, except as set forth in the Disclosure Schedules to be delivered pursuant to Section 3.3 of this Agreement. The Disclosure Schedules will be arranged for purposes of convenience only, in sections corresponding to the Subsections of this Section 2.1 and will provide exceptions to the representations and warranties contained in Section 2.1 whether or not a specific reference to such Disclosure Schedules are included in a representation and warranty contained in this Section 2.1.

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(a) Organization; No Subsidiaries; Ownership of Seller. The Seller is a corporation duly-organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Seller does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Seller is not a participant in any joint venture, partnership or similar arrangement. Except for the Stockholders, no other person owns any right, title or interest in or to any capital stock or other equity interest or owns any security that is exercisable or exchangeable for or convertible into any equity interest in the Seller.

(b) Binding Obligation. The Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Seller has duly-authorized the execution and delivery of this Agreement and the other transactions contemplated hereby and, no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly-executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms. The execution, delivery and performance by the Seller of this Agreement does not and will not conflict with, or result in any violation of or default under, any provision of the Articles of Incorporation, Bylaws or other constituent instruments of the Seller or any ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to the Seller or to any of their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Seller in connection with its execution, delivery or performance of this Agreement.

(c) Purchased Assets. Except for assets disposed of in the ordinary course of business and Excluded Assets, the Purchased Assets consist of all assets which have been used by the Seller in the Business prior to the date hereof. The Purchased Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

(d) Title to Personal Property; Inventory. Except for assets disposed of, or to be disposed of in the ordinary course of business, the Seller has good and marketable title or a valid leasehold interest in all of the personal property included in the Purchased Assets, in each case free and clear of all mortgages, liens, security interests, pledges, charges or encumbrances of any nature whatsoever. All inventory, finished goods, raw materials, work in progress, supplies, and other inventories of the Business (“Inventory”), consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Seller free and clear of all liens and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.

(e) Real Property.

(i) Seller does not own any real property.

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(ii) Schedule 2.1(e)(ii) sets forth the address of each Leased Real Property (as defined below) and a true, complete and correct list of all leases, subleases and other occupancy agreements (written and oral), including all amendments, extensions, guaranties and other modifications pursuant to which Seller holds any Leased Real Property (the “Real Property Leases”), including the date and the names of the parties to such Real Property Leases. Seller has previously delivered to Buyer true, complete and correct copies of all the Real Property Leases and, in the case of an oral Real Property Lease, a written summary of the material terms thereof. Seller has good and valid leasehold interest in and to all of the Leased Real Property, subject to no liens except for Permitted Liens (as defined below). With respect to each Real Property Lease: (i) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (ii) Seller does not owe or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease; (iii) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iv) there are no liens on the estate or interest created by such Real Property Lease and Seller has not collaterally assigned or granted any other security interest in such Real Property Lease. For purposes of this Agreement, “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Seller including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller; and “Permitted Liens” means (a) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory liens arising or incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (b) liens for taxes or assessments and similar charges, which either are not delinquent or not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (c) zoning, building and other land use regulations imposed by governmental authorities having jurisdiction over the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business thereon, and (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property by Seller for the purposes for which it is currently used in connection with the Business.

(f) Contracts. Except as set forth in Schedule 2.1(f) and the lease relating to the Seller’s place of business, the Seller is not a party to or bound by any lease, agreement, contract or other commitment which involves the payment or receipt of more than $10,000 per year or that is not cancelable by the Seller on less than 60 days’ notice (collectively, the “Contracts”). Each contract is a valid and binding obligation of the Seller and is in full force and effect. The Seller has performed all material obligations required to be performed by it to date under the Contracts. All Contracts are in the name of the Seller, and all Contracts included in the Assumed Liabilities will be effectively transferred to the Buyer at the time of the Closing. Schedule 2.1(f) lists all Contracts included in the Purchased Assets.

(g) Litigation. There are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of the Seller or the Stockholders, threatened by or against or affecting the Seller or any of its respective properties, assets, operations or business which could adversely affect the transactions contemplated by this Agreement or Buyer’s right to utilize the Purchased Assets.

(h) Absence of Changes or Events. Since December 31, 2018, the Business of the Seller has been operated in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business, assets or prospects of the Seller or the value or condition of the Purchased Assets.

(i) Compliance with Laws. The Seller is not in violation with respect to its operation of the Purchased Assets of any law, order, ordinance, rule or regulation of any governmental authority, except for any violation that would not have a material adverse effect on the Business or its prospects.

(j) Employee Benefit Plans. There are no plans of the Seller in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, as to which the Buyer will become liable as a result of the transactions contemplated hereby.

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(k) Environmental Matters. There have been no private or governmental claims, citations, complaints, notices of violation or letters made, issued to or threatened against the Seller by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of any of the Seller’s facilities (whether owned or leased) which will be occupied or operated by Buyer as a result of the transactions contemplated hereby (the “Property”). The Seller has duly-complied with, and, to the best of Seller’s and Stockholders’s knowledge, the Property is in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder. The Seller has provided Buyer with true, accurate and complete copies of any written information in the possession of the Seller which pertains to the environmental history of the Property.

(l) Financial Statements. Attached hereto as Schedule 2.1(l) are true, complete and correct copies of the unaudited balance sheet and statement of income for Seller for the years ended December 31, 2017 and 2018 (the balance sheet as of December 31, 2018 being the “Most Recent Balance Sheet” and the date of such balance sheet being the “Most Recent Balance Sheet Date”) (such balance sheets and statements being referred to collectively as the “Financial Statements”). Each of the Financial Statements (including the notes thereto, if any) are true, complete and correct, have been prepared from, and are consistent with, the books and records of Seller (which are correct and complete in all material respects), and present the financial condition of the Seller in accordance with the Seller’s historical practices as of the dates thereof and the operating results and cash flows for the periods of Seller then ended. Seller does not have any indebtedness for borrowed money pertaining to the Business except for indebtedness that will be paid off at Closing in accordance with Section 1.5.

(m) Absence of Undisclosed Liabilities. Seller does not have any liability or obligation, other than (a) liabilities set forth on the liabilities side of the Most Recent Balance Sheet, (b) liabilities and obligations which have arisen after the Most Recent Balance Sheet Date in the ordinary course of business or (c) liabilities or obligations which are not material to Seller, the Business or the Purchased Assets.

(n) Taxes. Seller has timely filed all tax returns that it was required to file with the appropriate governmental authorities in all jurisdictions in which such returns are required to be filed. All such tax returns accurately and correctly reflect the taxes of Seller for the periods covered thereby and are complete in all material respects. All taxes owed by Seller, or for which Seller may be liable (whether or not shown on any tax return), have been or will be timely paid. Seller is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns that Seller is or may be subject to taxation by that jurisdiction. There are no liens on any of the Purchased Assets or assets of Seller that arose in connection with any failure (or alleged failure) to pay any tax.

(o) Investment. The Seller and the Stockholders (i) understand that the Buyer Shares and the Buyer Note have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) are acquiring the Buyer Shares and the Buyer Note solely for their own accounts for investment purposes, and not with a view to the distribution thereof (except distribution by the Seller to the Stockholders), (iii) are sophisticated investors with knowledge and experience in business and financial matters, (iv) have received certain information concerning the Buyer and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Shares and the Buyer Note, (v) are able to bear the economic risk and lack of liquidity inherent in holding the Buyer Shares and the Buyer Note, and (vi) are Accredited Investors, as defined in the rules and regulations promulgated under the Securities Act.

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(p) Intellectual Property Rights. Except as set forth on Schedule 2.1(p), neither the Seller nor the Stockholders have any patents, trademarks, copyrights or other material intellectual property rights that are used in the Business.

(q) Brokerage. Except as set forth on Schedule 2.1(q), there are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Seller is a party or to which the Business or the Purchased Assets are subject for which Seller or Buyer could become obligated after the Closing.

(r) Labor Matters.

(i) Schedule 2.1(r) sets forth a true, complete and correct list of (i) all employees and contractors of Seller (collectively, the “Employees”) with the name of the employing company of each and the country and state in which the employee normally works, (ii) the position, date of hire, current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, and estimated or target annual incentive compensation of each such person, (iii) the exempt or non-exempt classification of such person on the Fair Labor Standards Act and any other applicable law regarding the payment of wages; and (iv) the total compensation for each executive and key employee during the fiscal year ending December 31, 2018, including any bonus, contingent or deferred compensation. Current and complete copies of all employment contracts or, where oral, written summaries of the terms thereof, have been delivered or made available to Buyer.

(ii) Seller and any affiliate of Seller (to the extent related to the Business) have not been a party to or otherwise bound by any collective bargaining agreement or relationship with any labor union, works council, trade association, or other such employee representative, have not committed any material unfair labor practice and have not, within the past three years, implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law (collectively, the “WARN Act”).

(s) Affiliate Transactions.

(i) Except as set forth on Schedule 2.1(s), no employee, officer, director, stockholder or Stockholder of Seller or affiliate of Seller, or any person in the immediate family group of any of the foregoing (each, a “Seller Affiliate”) (i) is a party to any agreement, contract, commitment, arrangement, or transaction with Seller or that pertains to the business of Seller other than any employment, non-competition, confidentiality or other similar agreements between Seller and any person who is an officer, director or employee of Seller (each, an “Affiliate Agreement”); or (ii) owns, leases, or has any economic or other interest in any asset, tangible or intangible (including Intellectual Property Rights), that is used in, held for use in, or necessary for the operation of the business of Seller as currently conducted and as currently proposed to be conducted (together with the Affiliate Agreements, collectively the “Affiliate Transactions”).

(ii) As of the Closing, there will be no outstanding or unsatisfied obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) between Seller, on the one hand, and a Seller Affiliate on the other hand, except to the extent arising out of the post-Closing performance of an Affiliate Agreement that is in writing and is set forth on Schedule 2.1(s) (and a true, complete and correct copy of which has been provided to Buyer).

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(t) Customers, Distributors and Vendors. Schedule 2.1(t) sets forth a complete and accurate list of: (a) the twenty (20) largest customers of the Business (measured by the aggregate amount purchased by the customer) during the 12-month period ended December 31, 2018 (each a “Material Customer”, and collectively, the “Material Customers”), showing the approximate total sales to each such customer during such 12-month period and the percentage of the total sales represented by such sales, and (b) the twenty (20) largest vendors of the Business (measured by the aggregate amount purchased by the Seller) during the 12-month period ended December 31, 2018 (each a “Material Vendor”, and collectively, the “Material Vendors”), showing the approximate total spend by Seller from each such vendor during such 12-month period and the percentage of total spend of Seller represented by such spend. (i) No such Material Customer or Material Vendor within the last twelve (12) months has canceled or otherwise terminated, or threatened to cancel, or to the knowledge of Seller or the Stockholders, intends to cancel or terminate, its relationship with Seller, (ii) no such Material Customer during the twelve (12) months has decreased materially or threatened to decrease or limit materially its business with Seller, or to the knowledge of Seller or the Stockholders, intends to modify materially its relationship with Seller (including changing the terms, whether related to payment, price or otherwise) and (iii) no such Material Vendor during the twelve (12) months has increased or threatened to increase the prices charged by such distributor or vendor to Seller for the goods or services provided by such vendor to Seller. The relationship of Seller with each Material Customer and Material Vendor is, to the knowledge of Seller and the Stockholders, satisfactory and there are no unresolved material disputes with any such Material Customer or Material Vendor.

(u) Accounts Receivable; Inventory.

(i) All accounts and notes receivable reflected on the Most Recent Balance Sheet are bona fide receivables arising in the ordinary course of business and the Sellers have no actual knowledge that any such accounts receivable are not collectible. Except as set forth on Schedule 2.1(u), there are no liens (other than Permitted Liens) on such receivables or any part thereof and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by Seller.

(v) The inventory of Seller consists of raw materials, manufactured and purchased parts and finished goods saleable or usable in the ordinary course of business. The inventory of Seller is fit and sufficient for the purposes for which it was provided or manufactured and is normal and reasonable in kind and amount in light of the normal needs of the Business as presently conducted.

(w) Warranty Claims. Except as set forth on Schedule 2.1(w), Seller does not provide any express warranties, guaranties or assurances of products and services. For the past five (5) years, (a) there have not been (and there is no basis for alleging) any product recalls, withdrawals or seizures with respect to any of the products marketed, sold or delivered by Seller, and (b) there have not been (and there is no basis for alleging) any material claims against Seller alleging any defects or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) in Seller’s services or products, or alleging any failure of the products or services of Seller to meet applicable specifications, warranties or contractual commitments.

(x) Full Disclosure. To the best knowledge of the Seller, no representation or warranty by Seller in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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2.2 Representations and Warranties of Buyer. The Buyer represent and warrant to, and agrees with, the Seller and the Stockholders as follows:

(a) Organization. The Buyer is a corporation duly incorporated and in good standing under the laws of the State of Delaware.

(b) Binding Obligation. The Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly-executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement does not and will not conflict with, or result in any violation of, any provision of the Certificate of Incorporation or Bylaws of Buyer, or any provision of any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or to its respective property or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Buyer in connection with its execution, delivery or performance of this Agreement.

(c) Full Disclosure. To the best knowledge of the Buyer, no representation or warranty by Buyer in this Agreement and no statement contained in any schedule to this Agreement or any certificate or other document furnished or to be furnished to the Seller or the Stockholders pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 3

INTERIM COVENANTS

During the period from the date of this Agreement and continuing until the Closing, the Seller and the Stockholders each agree (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consents in writing) that:

3.1 Ordinary Course. The Seller and the Stockholders shall carry on the Seller’s Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby.

3.2 Access to Information. Seller shall afford to Buyer and to Buyer’s accountants, counsel and other representatives, at Buyer’s sole cost and expense, reasonable access during normal business hours during the period prior to the Closing to all its books and records, and, during such period, Seller shall furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request. Buyer will hold such information in confidence until such time as such information otherwise becomes publicly available and in the event of termination of this Agreement for any reason Buyer shall promptly return, or cause to be returned, to Seller all nonpublic documents obtained from Seller which it would not otherwise have been entitled to obtain; and shall use the information only for purposes of the transactions contemplated hereby and not in any other manner whatsoever. Whenever Buyer desires information pursuant to this Section 3.2, Buyer shall request such information from the Seller and provide Seller with sufficient time to allow Buyer or its representatives to visit Seller’s place of business and review and copy such information.

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3.3 Disclosure Schedule. The parties acknowledge and agree that (i) the Seller has not yet delivered definitive disclosure schedules (the “Disclosure Schedules”) to this Agreement to the Buyer, and (ii) the Buyer has not been provided with copies of, nor had an opportunity to review, the items to be referred to on the Disclosure Schedule. The Seller shall to the Buyer all of Disclosure Schedules to the Agreement, and documents referred to thereon, in final form within 15 days of the date hereof. The Buyer shall have 15 days following delivery of such Disclosure Schedules and such documents in which to terminate this Agreement if the Buyer objects to any information contained in such Disclosure Schedules or the contents of any such document and Buyer and Seller cannot agree on mutually satisfactory modifications thereto.

3.4 Exclusivity. Neither the Seller nor the Stockholders shall and each shall cause their respective employees, affiliates, directors, or representatives not to, directly or indirectly, provide information regarding the Seller to, or initiate, negotiate, or hold any discussions or enter into any understanding or agreement with, any party other than the Buyer with respect to any Competitive Transaction (as defined below). To the extent such discussions or negotiations are on-going, they will be terminated. In addition, the Seller and the Stockholders each agree to immediately communicate to the Buyer the terms of any proposal relating to a Competitive Transaction received by any of the Seller or the Stockholders, or the employees, directors, or representatives of any of such parties. For purposes of this Agreement, a “Competitive Transaction” is a transaction involving, directly or indirectly, (i) the acquisition of the Seller or of all or any material portion of the assets of, or of any of the stock in, the Seller regardless of the structure of any such acquisition, or the authorization of any advisors of the Seller to take any action for the purposes of advancing any such acquisition with any party other than the Buyer, or (ii) the taking of any other action that is inconsistent with the implementation of this Agreement.

3.5 Notification of Certain Matters. From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Buyer and Seller shall give each other prompt notice in writing of: (a) the occurrence, or failure to occur, of any result, occurrence, fact, change, event or effect which occurrence or failure could, individually or in the aggregate, reasonably be expected to cause any of such party’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect; (b) the failure by such party to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement; (c) any results, occurrences, facts, changes, events or effects has had, or would, individually or in the aggregate, reasonably be expected to have (i) a material adverse effect on the Business or the Seller or (ii) a material adverse effect on such party’s ability to consummate the transactions contemplated by this Agreement in a timely manner; or (d) any actions, suits, claims, investigations, audits or proceedings commenced or, to the knowledge of such party, threatened against the notifying party or otherwise affecting the notifying party, which relate to the consummation of the transactions contemplated by this Agreement.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred by the Buyer, the Seller or the Stockholders in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs; provided, however, that if the Closing occurs, the Stockholders shall be responsible for and pay any and all transaction related expenses of the Seller if the Seller does not pay such expenses and none of such expenses shall be due and payable by the Seller following the Closing.

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4.2 Press Release. None of the parties hereto shall issue a press release or other publicity announcing the sale of the Purchased Assets or any other aspect of the transactions contemplated hereby without the prior written approval of the other party, unless such disclosure is required by applicable law or unless such disclosure is made by the Buyer or its affiliates following the Closing. The Seller and the Stockholders acknowledge that the Buyer’s parent company, 1847 Holdings LLC (the “Parent”), is required by federal securities laws to disclose the material terms of this Agreement through the filing with the SEC of a Current Report on Form 8-K and that the Parent may attach a copy of this Agreement as an exhibit to such Current Report or as an exhibit to the Parent’s next Quarterly Report on Form 10-Q.

4.3 Covenant Not to Compete. For a period of three years from and after the Closing (the “Noncompetition Period”), neither of the Seller nor the Stockholders will engage directly or indirectly in any business that is competitive with the Business in any geographic area in which the Business is conducted or in which the Buyer plans to conduct the Business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, neither the Seller nor the Stockholders shall induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any affiliate of the Buyer. During the Noncompetition Period, neither the Seller nor the Stockholders shall, on behalf of any entity other than the Buyer or an affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an affiliate of the Buyer. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.3 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding the foregoing, neither the Seller nor the Stockholders shall be required to comply with this Section 4.3 at any time that the Buyer is in material breach of this Agreement, the Buyer Note or any of the other Transaction Documents; provided that the Seller and the Stockholders provide the Buyer with written notice of such material breach and a thirty (30) day opportunity to cure such material breach.

4.4 Subordination. Seller and Stockholders acknowledge, understand and agree that the right to receive payments under the Buyer Note and any Earn Out Payments hereunder (collectively, “Subordinated Payments”) is and shall remain subordinate in right of payment to a revolving credit facility in favor of Burnley Capital or one or more of its affiliates and a term loan no greater than $1,500,000 in favor of SBCC and one or more of its affiliates (collectively, the “Senior Debt”) and, in furtherance thereof, agrees to execute and deliver to the holder of any Senior Debt (or its agent), upon request therefor by such holder (or such agent, as applicable), one or more subordination agreements in favor of the Buyer’s senior lenders (each a “Subordination Agreement”), in form and substance reasonably satisfactory to such holder (or agent), relating to the subordination of Sellers’ right to receive Subordinated Payments to such holder’s Senior Debt on such terms and conditions as may be required by such holders, including restrictions on the making of any Subordinated Payment if any default or event of default exists under the terms of such Senior Debt (or if the making of any payment due under any Subordinated Payment would result in any such default or event of default). Any term loan included in the definition of Senior Debt shall not exceed $1,500,000 and the $1,500,000 cap on any such term loan shall be decreased by any amounts repaid to the term loan lender under the Buyer’s term loan with such lender.

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4.5 Employee Benefit Matters. Seller shall be responsible for and shall, as of the Closing Date, have fully paid and satisfied in full all other amounts owed to any Employee as of the Closing Date (including, without limitation, all amounts owed through the most recent pay date prior to the Closing Date and all amounts owed to any Employee from and after such most recent pay date through the Closing Date), including payroll, wages, salaries, severance pay, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments (including without limitation all payments, obligations and other entitlements associated with any Employee Benefit Plan) relating to the period of employment by Seller, or any Affiliate of Seller (to the extent related to the Business) or on account of the termination thereof, and Seller shall indemnify Buyer and hold Buyer harmless from any liabilities or liens thereunder.

4.6 Tax Matters. Seller shall pay any sales, use, transfer tax or similar taxes that may arise out of or result from the transactions consummated pursuant to this Agreement or the Transaction Documents. Following the Closing, Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party and at the expense of the other party, in connection with the filing of any tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to tax matters pertinent to Seller relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Seller and Buyer hereto will cooperate in the preparation and filing of all tax returns and other documents relating to transfer taxes, including any that would relate to an applicable exemption or reduction for such taxes.

4.7 Bylaws of the Buyer. The Stockholders acknowledge and agree that the Buyer Shares and the transfer thereof are governed by the terms and provisions of the bylaws of the Buyer and the Stockholders shall not sell, assign, pledge or otherwise transfer all or any portion of the Buyer Shares or any right or interest therein, whether voluntarily, involuntarily, by operation of law, by gift or otherwise, except by a transfer which meets the requirements specified in the bylaws of the Buyer. The Stockholders shall otherwise comply with the provisions of the bylaws of the Buyer as they relate to the Buyer Shares.

4.8 Management Fee. The Seller and the Stockholders acknowledge and agree that from and after the Closing Date, 1847 Partners LLC, a Delaware limited liability company, will charge the Buyer an annual management fee equal to the greater of $250,000 or 2% of adjusted net assets and which fee shall cover management consulting services to be provided by 1847 Partners LLC. Payment of the Management Fee will be subordinated to the payment of interest on the Buyer Note and the payment of interest on any other debt at the Buyer such that no payment of the management fee may be made if the Buyer is in default under the Buyer Note with regard to interest payments and, for the avoidance of doubt, such payment of the management fee will be contingent on the Buyer being in good standing on all associated loan covenants. During the period that that any amounts are owed under the Seller Note or the Earn-Out, the annual management fee shall be capped at $250,000.

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4.9 Rights to Participate in Future Stock Issuances.

(a) Subject to the terms and conditions of this Section 4.9 and applicable securities laws, if the Buyer proposes to offer or sell any New Securities (as defined below), the Buyer shall first offer such New Securities to the Stockholders. The Buyer shall give notice (the “Offer Notice”) to the Stockholders, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities. By notification to the Buyer within ten (10) days after the Offer Notice is given, the Stockholders may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the common stock of the Buyer then held by the Stockholders (including all shares of common stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any derivative securities held by the Stockholders) bears to the total common stock of the Buyer then outstanding (assuming full conversion and/or exercise, as applicable, of all outstanding securities of the Buyer that are convertible into, or exercisable or exchangable for, common stock). The closing of any sale pursuant to this Section 4.9(c) shall occur within the later of thirty (30) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.9.

(d) If the Stockholders do not notify the Buyer of their intent to purchase New Securities referred to in the Offer Notice, the Buyer may, during the ninety (90) day period following the expiration of the periods provided in Section 4.9(c), offer and sell the New Securities (including that portion subject to this right of first offer) to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Buyer does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Stockholders in accordance with this Section 4.9.

(e) The right of first offer in this Section 4.9 shall not be applicable to Exempted Securities (as defined below).

(f) The right of first offer set forth in this Section 4.9 shall terminate once the Stockholders, in the aggregate, own less than ten percent (10%) of the issued and outstanding capital stock of the Buyer.

(g) For purposes of this Section 4.9, the following terms shall have the following meanings ascribed to them: “New Securities” means, collectively, equity securities of the Buyer, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities other than Exempted Securities; and “Exempted Securities” means (i) Common Stock or other securities of the Buyer issuable under the Buyer’s equity incentive plan; (ii) Common Stock or other securities issuable upon a stock split, stock dividend, or any subdivision of stock; (iii) Common Stock or other securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction; (iv) Common Stock or other securities issued to suppliers or third party service providers in connection with the provision of goods or services; (v) Common Stock or other securities issued pursuant to the acquisition of another entity by the Buyer by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement; and (vi) Common Stock or other securities issued in connection with collaboration, technology license, development, marketing or other similar agreements or strategic partnerships.

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ARTICLE 5

CONDITIONS PRECEDENT

5.1 Conditions to Each Party’s Obligation. The respective obligation of each party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b) Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

(c) Closing Documents. The Buyer Note, Buyer Shares and all other Transaction Documents to be delivered at the Closing shall be in form and substance reasonably satisfactory to each of the parties.

5.2 Conditions of Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of the Seller and the Stockholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of Seller and Stockholders to such effect.

(b) Performance of Obligations of Seller. The Seller shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of each Seller to such effect.

(c) Satisfactory Completion of Due Diligence. The Buyer shall have completed its due diligence review of the Seller and the results thereof shall be satisfactory to the Buyer in its sole discretion.

(d) Financing. The Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Business after the Closing, including the Senior Debt described in Section 4.4.

(e) Minimum Working Capital. The Seller shall have delivered to the Buyer a balance sheet as of a date that is within five days of the Closing Date and the working capital of the Business as derived from such balance sheet shall be at least ($1,802,000) (negative), including a reserve for advertising and marketing expenses that is consistent with past practice.

(f) No Material Adverse Change. Since December 31, 2018, there shall have been no material adverse change in the financial condition, results of operations, business or assets of Seller.

(g) Consents and Actions. All requisite consents of any third parties to the transactions contemplated by this Agreement shall have been obtained.

(h) Release of Security Interests. Provision satisfactory to Buyer shall have been made for the release of any security interests which encumber any of the Purchased Assets and the cost of such releases shall be borne by the Seller.

(i) Employment Agreement. The Buyer shall have entered into an employment agreement with Michael Goedeker that is in form and substance satisfactory to the Buyer and Michael Goedeker.

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(j) Lease Agreement. The Buyer shall have entered into a lease for the Seller’s current operating premises with the landlord of such premises, which lease shall be in form and substance satisfactory to the Buyer.

(k) Closing Deliveries. The Seller shall deliver, or cause to be delivered, to Buyer at or prior to the Closing the following documents:

(i) Such certificates, executed by officers of Seller, as Buyer may reasonably request.

(ii) Consents executed by all necessary parties to permit Buyer to assume the Seller’s interest in any contracts acquired among the Purchased Assets.

(iii) A bill of sale and such other documents as may be required to convey all of Seller's right, title and interest in all personal property included in the Purchased Assets.

(iv) Such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel.

5.3 Conditions of Obligations of Seller. The obligations of the Seller to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Seller:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of the Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by it and this Agreement prior to the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of Buyer to such effect.

(c) Employment Agreement. The Buyer shall have entered into an employment agreement with Michael Goedeker that is in form and substance satisfactory to the Buyer and Michael Goedeker.

(d) Lease Agreement. The Buyer shall have entered into a lease for the Seller’s current operating premises with the landlord of such premises, which lease shall be in form and substance satisfactory to the Seller.

(e) Consents and Actions. All requisite consents of any third parties or governmental agencies to the transactions contemplated hereby shall have been obtained.

(f) Other Documents. The Seller shall have received the Buyer Note, the Buyer Shares and such other documents, instruments or certificates as shall be reasonably requested by the Seller or its counsel.

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ARTICLE 6

INDEMNIFICATION

6.1 Survival of Representations and Warranties. All of the representations and warranties of the Seller and the Stockholders contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twelve (12) months thereafter, provided that the representations and warranties contained in Sections 2.1(b) (Binding Obligation), 2.1(d) (Title to Personal Property), 2.1(j) (Employee Benefit Plans), 2.1(k) (Environmental Matters) and 2.1(n) (Taxes) (such representations being referred to herein as the “Fundamental Representations”) shall continue in full force and effect for a period equal to the applicable statute of limitations. The representations and warranties of the Buyer shall survive the Closing and continue in full force and effect for a period equal to the applicable statute of limitations. This Section 6.1 shall survive so long as any representations, warranties or indemnification obligations of any party survive hereunder.

6.2 Indemnification Provisions for Benefit of the Buyer.

(a) Subject to Section 6.1, in the event the Seller or the Stockholders breaches any of its respective representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that the Buyer makes a written claim for indemnification against the Seller and the Stockholders pursuant to Section 8.6 below within such survival period, which written claim shall, to the extent possible, specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then the Seller and the Stockholders agree to indemnify the Buyer and any affiliate of the Buyer from and against the entirety of any Adverse Consequences (as defined below) the Buyer or such affiliate of the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer or such affiliate of the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, lost value, expenses, and fees, including court costs and attorneys' fees and expenses.

(b) In addition to the indemnification provided in Section 6.2(a), the Seller and the Stockholders agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer and any affiliate of the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Excluded Liability; and

(ii) Any liability of Seller which is not an Assumed Liability and which is imposed upon the Buyer under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability so long as such liability arises out of the ownership, use or operation of the assets of the Seller, or the operation or conduct of the Business prior to the Closing.

6.3 Indemnification Provisions for Benefit of the Seller and the Stockholders.

(a) In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that any of the Seller or the Stockholders make a written claim for indemnification against the Buyer pursuant to Section 8.6 below within such survival period which written claim shall, to the extent possible, specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then the Buyer agrees to indemnify the Seller and the Stockholders from and against the entirety of any Adverse Consequences the Seller and the Stockholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller and the Stockholders may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

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(b) In addition to the indemnification provided in Section 6.3(a), the Buyer agrees to indemnify the Seller and the Stockholders from and against the entirety of any Adverse Consequences any Seller or the Stockholders may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Assumed Liability; or

(ii) Any liability (other than any Excluded Liability) asserted by a third party against any of the Seller or the Stockholders which arises out of the ownership of the Purchased Assets after the Closing or the operation by the Buyer of the business conducted with the Purchased Assets after the Closing Date.

6.4 Limitation on Indemnification. Notwithstanding anything to the contrary in Section 6.2(a) or Section 6.3(a), in no event shall the Buyer or the Parent have or assert any claim against the Seller or the Stockholders, or the Seller or the Stockholders have or assert any claim against the Buyer and the Parent based upon or arising out of the breach of any representation or warranty, unless, until and to the extent that the aggregate of all such claims under Section 6.2(a), in the case of claims by the Buyer, or under Section 6.3(a), in the case of claims by the Seller or the Stockholders, exceeds a Fifty Thousand Dollar ($50,000) aggregate threshold (at which point the indemnifying party will be obligated to indemnify the indemnified party from and against all such Adverse Consequences relating back to the first dollar). Notwithstanding the foregoing, the threshold limitation expressed in the immediately preceding sentence shall not apply to claims by the Buyer for breach by the Seller or the Stockholders of any of the Fundamental Representations. Furthermore, Buyer’s aggregate remedy with respect to any and all Adverse Consequences for breaches of representations, warranties and covenants hereunder by the Seller or the Stockholders shall not exceed $2,000,000.

6.5 Matters Involving Third Parties.

(a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by such delay.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given written notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party (it being understood that any Third Party Claim involving a person or entity which is a customer or supplier of the Buyer following the Closing, will be deemed to involve the possibility of such a precedential custom or practice), and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

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(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.5(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d) In the event any of the conditions in Section 6.5(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 6.

6.6 Recoupment Under Buyer Note and Earn-Out.

(a) If the Seller is obligated to indemnify the Buyer or any other Indemnified Person for any indemnification claim in accordance with this Article 6, Buyer may set-off the amount of such claim against the amounts due to the Seller under the Buyer Note or that would otherwise be owed to the Seller under the Earn-Out.

(b) If the Buyer intends to set-off any amount hereunder, Buyer shall provide not less than thirty (30) days’ prior written notice to the Seller of its intention to do so, together with a reasonably detailed explanation of the basis therefor (a “Set-Off Notice”). If, within ten (10) days of its receipt of a Set-Off Notice, the Seller provides Buyer with written notice of Seller’s dispute with Buyer’s right to make such set-off, Buyer and Seller (and their respective representatives and advisors) shall meet (which may be accomplished telephonically) in good faith within five (5) days to attempt to resolve their dispute. If such dispute remains unresolved despite Buyer’s good faith attempt to meet with the Seller and resolve such dispute, Buyer may set-off under this Section 6.6 only (a) with respect to those indemnification claims that have been Finally Determined (as defined below), (b) as described in Section 6.6(c) relating to the escrow of the Earn-Out Payments or payments due under the Buyer Note or (c) with the prior written consent of the Seller.

(c) In the event of a dispute with respect to any indemnification claim against the Seller made in good faith pursuant to this Article 6, and the liability for and amount of Adverse Consequences therefore, Buyer may withhold any payments due to the Seller under the Buyer Note or the Earn-Out, up to the disputed amount, but only if the Buyer deposits such withheld amounts into escrow account with a mutually agreeable title company in St. Louis, Missouri in accordance with a mutually agreed upon escrow agreement, provided that if the parties cannot agree upon the terms of the escrow agreement or the escrow agent, the Buyer shall deposit the withheld payments with a court of competent jurisdiction in St. Louis, Missouri. For purposes of this Agreement, the term “Finally Determined” shall mean with respect to any indemnification claim made, and the liability for and amount of Losses therefor, when the parties to such claim have so determined by mutual agreement or, if disputed, when a judgment has been issued by a court or arbitral panel having proper jurisdiction.

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6.7 Sole and Exclusive Remedy. Except with respect to claims for specific performance or other equitable remedies and for claims based upon fraud, in respect of any breach of any representations, warranties, covenant agreements or obligations required to be performed on or after Closing pursuant to this Agreement, this Article VI shall be the sole and exclusive remedy for Adverse Consequences of any Indemnified Party and each Party waives all statutory, common law and other claims with respect thereto, other than claims for indemnification under this Article VI from and after the Closing with respect to breaches of this Agreement. In addition, the Buyer may only look to satisfy any indemnification claim against the Seller or the Stockholders for Adverse Consequences as a set off to the Buyer Note and the Earn-Out and shall have no other right to recover damages for Adverse Consequences.

ARTICLE 7

TEMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the Buyer, the Stockholders and the Seller;

(b) by any of the Buyer, the Stockholders or the Seller if there has been a material misrepresentation or breach of covenant or agreement contained in this Agreement on the part of the other and such breach of a covenant or agreement has not been promptly cured after at least fourteen (14) day’s written notice is given;

(c) by Buyer if any of the conditions set forth in Sections 5.1 and 5.2 shall not have been satisfied before the 90th day following the date that the Buyer has received Disclosure Schedules in accordance with Section 3.3 of this Agreement (the “Outside Date”), or such later date as the Buyer, the Stockholders and Seller shall mutually agree in writing;

(d) by the Seller or the Stockholders if any of the conditions set forth in Section 5.1 or Section 5.3 shall not have been satisfied before the Outside Date, or such later date as the Buyer, Stockholders and Seller shall mutually agree in writing.

7.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE 8

GENERAL PROVISIONS

8.1 Sales Taxes. All sales and use taxes, if any, due under the laws of any state, any local government authority, or the federal government of the United States, in connection with the purchase and sale of the Purchased Assets shall be paid by Buyer.

8.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.3 Governing Law and Arbitration. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Missouri. Any dispute shall be resolved by arbitration conducted in St. Louis Missouri, in accordance with Chapter 435 of the Missouri Revised Statutes. The provisions of this Section 8.3 shall survive the entry of any judgment, and will not merge, or be deemed to have merged, into any judgment.

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8.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

8.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer, the Stockholders and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates, (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) collaterally assign any or all of its rights and interests hereunder to one or more lenders of the Buyer.

8.6 Notices.

(a) All notices, requests, claims, demands and other communications among the Parties shall be in writing and given to the respective Parties at their respective addresses set forth on the signature page to this Agreement (or to such other address as the Party shall have furnished to the other Parties in writing in accordance with the provisions of this Section 8.6).

(b) All notices shall be given (i) by delivery in person (ii) by a nationally recognized next day courier service, (iii) by first class, registered or certified mail, postage prepaid, (iv) by facsimile or (v) by electronic mail to the address of the party specified on the signature page to this Agreement or such other address as either party may specify in writing.

(c) All notices shall be effective upon (i) receipt by the party to which notice is given, or (ii) on the fifth (5th) day following mailing, whichever occurs first.

8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.8 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature page follows]

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IN WITNESS WHEREOF, the Buyer, the Stockholders and the Seller have executed this Agreement as of the date first written above.

BUYER: 1847 GOEDEKER INC.		SELLER: GOEDEKER TELEVISION CO., INC.

By:	/s/ Ellery W. Roberts	By:	/s/ Steve Goedeker
Name:	Ellery W. Roberts	Name:	Steve Goedeker
Title:	Chief Executive Officer	Title:

c/o 1847 Holdings LLC

590 Madison Avenue, 21st Floor

New York, NY 10022

Attn: Ellery W. Roberts, CEO

Facsimile:

email: eroberts@1847holdings.com

with a copy, which shall not constitute notice to Buyer, to:

BEVILACQUA PLLC

1050 Connecticut Avenue, NW

Suite 500

Washington, DC 20036

Attention: Louis A. Bevilacqua, Esq.

Email: lou@bevilacquapllc.com

13850 Manchester Rd, Ballwin,

MO 63011

Attention: Steve Goedeker

Facsimile:

Email: stevegoedeker@gmail.com

with a copy, which shall not constitute notice to Seller, to:

Carmody MacDonald

120 S. Central Avenue

Suite 1800

St. Louis, MO 63105

Attn: Donald R. Carmody

Facsimile:

Email: drc@carmodymacdonald.com

STOCKHOLDERS:

/s/ Steve Goedeker	/s/ Mike Goedeker
STEVE GOEDEKER	MIKE GOEDEKER

13850 Manchester Rd,

Ballwin, MO 63011

Attention: Steve Goedeker

Facsimile:

Email: stevegoedeker@gmail.com

with a copy, which shall not constitute notice to the Stockholder, to:

Carmody MacDonald

120 S. Central Avenue

Suite 1800

St. Louis, MO 63105

Attn: Donald R. Carmody

Facsimile:

Email: drc@carmodymacdonald.com

13850 Manchester Rd,

Ballwin, MO 63011

Facsimile:

Email:

with a copy, which shall not constitute notice to the Stockholder, to:

Carmody MacDonald

120 S. Central Avenue

Suite 1800

St. Louis, MO 63105

Attn: Donald R. Carmody

Facsimile:

Email: drc@carmodymacdonald.com

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